Exhibit 99.1

FOR IMMEDIATE RELEASE

August 14, 2008

Citizens Bancshares Corporation Announces Second Quarter Earnings

ATLANTA, August 14, 2008/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today reported a loss of $.08 per diluted share in the second  quarter of 2008 compared to earnings of $0.32 per diluted share for the same period last year.  Second quarter 2008 earnings were negatively impacted by a $1,004,000 provision for loan losses, compared to $105,000 in the first quarter of 2008 and no provision in the second quarter of 2007.

The increase in the provision for loan losses in the second quarter of 2008 relates to several commercial real estate loans where the financial condition of the borrowers and the collateral value securing the loans deteriorated due to the difficult conditions currently existing in the credit markets and the economy.  The Company also wrote down certain OREO properties by $400,000 in the second quarter of 2008 due to declines in market value.

Mr. James E. Young, President and Chief Executive Officer, commenting on the second quarter results noted, “While current market conditions have impacted our earnings by way of increased provision for loan losses and declines in market value in our OREO portfolio, our balance sheet mix is diverse, generating a 4.33% net interest margin, it’s liquid and we are well capitalized.”

For the six month period ending June 30, 2008, net income decreased by $657,000 to $548,000 compared to the same period last year.  This decrease is due to the impact of the increased provision for loan losses and the writedown of OREO properties taken in the second quarter.  Earnings per diluted share for the six month period were $0.26 compared to $0.58 per diluted share for the same period in 2007.

Other financial highlights:

•                  Total assets increased by $9.5 million to $348 million for the six month period.

•                  Gross loans receivable decreased by $9.6 million to $218 million for the three month period ended June 30, 2008 as a result of a strategic risk management decision to tighten credit standards and slow loan growth due to the continuing deterioration in the real estate market and other economic indicators.

•                  Offsetting the decreases in gross loans receivable the Company increased its investment securities portfolio by $5 million in the second quarter of 2008 and by $20 million year to date.  Investment income increased by $126,000 or 14% during the second quarter of 2008 compared to a year ago.

•                  Service charges on deposits, a component of noninterest income, increased by $270,000 or 35% compared to the same period last year as a new fee generating product introduced in 2007 continues to perform above expectations.

•                  Compensation and occupancy and equipment expenses, both components of noninterest expense, decreased by $181,000 and $56,000, respectively, during the second quarter of 2008.  The Company continues to benefit from its efforts to reduce its overhead costs and improve the efficiency of its financial center network.

	2nd	2nd
	Quarter	Quarter
(In thousands, expect per share data)	2008	2007	Change

Income Statement
Net income (loss) available to shareholders	$(164)	$670	(124.5)%
Net income (loss) per diluted share	(0.08)	0.32	(125.0)%
Total revenue	6,412	6,805	(5.8)%
Provision for loan losses	1,004	—	100.0%
Noninterest income	1,298	1,217	6.7%
Noninterest expense	4,022	3,873	3.8%

Balance Sheet
Average loans, gross	221,509	221,251	0.1%
Average deposits	310,664	284,056	9.4%

Capital
Total capital (to risk weighted assets)	14%	13%
Tier 1 capital (to risk weighted assets)	13%	12%
Tier 1 capital (to average assets)	9%	9%

The allowance for loan losses was $3.5 million at June 30, 2008 and $2.8 million at December 31, 2007. Management’s analysis of the allowance for loan losses in the second quarter of 2008 indicated that the allowance to total loans ratio of 1.62% was adequate at June 30, 2008.

The Company’s capital position remains strong at June 30, 2008 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has assets of approximately $348 million and financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation